EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements of Aethlon Medical, Inc. on Form S-8 (File Nos. 333-182902, 333-168483, 333-168481, 333-164939, 333-160532, 333-145290, 333-127911, 333-114017 and 333-49896), Form S-1 (File Nos. 333-201334 and 333-205832), and Form S-3 (File No. 333-211151) of our report dated June 28, 2017 relating to the audits of the consolidated financial statements of Aethlon Medical, Inc. and Subsidiary (collectively the “Company”) as of March 31, 2017 and 2016 and for each of the years then ended appearing in this Annual Report on Form 10-K for the year ended March 31, 2017.

/s/ Squar Milner LLP

Newport Beach, California

June 28, 2017